Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Debbie Nalchajian-Cohen

559-222-1322

CENTRAL VALLEY COMMUNITY BANCORP REPORTS

EARNINGS RESULTS FOR FIRST QUARTER 2008

FRESNO, CALIFORNIA…April 15, 2008….The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $1,305,000, or $0.21 per diluted share, for the first quarter ended March 31, 2008, compared to $1,452,000, or $0.23 per diluted share for the same period of 2007.  This represents a decrease in net income of $147,000 or 10.1% comparing the two periods.

Annualized return on average equity (ROE) for the first quarter of 2008 was 9.55%, compared to 11.55% for the same period in 2007.  Annualized return on average assets (ROA) was 1.08% for the first quarter of 2008, compared to 1.23% for the same period in 2007.  The Company’s ROE and ROA for the trailing 12 months ended March 31, 2008 was 11.61% and 1.28%, respectively, compared to 14.60% and 1.47%, respectively, for the prior year period.

Asset quality remains strong.  The Company had three non-accrual loans at March 31, 2008 totaling $109,000 or 0.03% of total loans compared to four loans totaling $179,000 or 0.05% of total loans at December 31, 2007 and none at March 31, 2007.  The Company expects the loss exposure on these loans to be minimal due to government guarantees.  The Company had no Other Real Estate Owned at March 31, 2008, December 31, 2007 or March31, 2007.

The Company is not involved in any sub-prime mortgage lending activities and the investment portfolio does not include any sub-prime mortgage loans.  During the first quarter of 2008, the Company recorded a $135,000 pre-tax addition to the allowance for credit losses, compared to $120,000 for the same period in 2007.  The allowance for credit losses as a percentage of total loans was 1.14% at March 31, 2008 and December 31, 2007 and 1.12% at March 31, 2007.

The Company’s annualized net interest margin (NIM) for the first quarter of 2008 (fully tax equivalent basis) was 5.40% compared to 5.66% for the same period in 2007.  NIM was 5.68% for the trailing 12-month period ended March 31, 2008, compared to 5.77% for the trailing 12-month period ended March 31, 2007.  The decrease is a reflection of the 300 basis points decline in interest rates by the Federal Reserve Bank since September 2007 coupled with competition for deposits that continues to challenge the Company along with most other financial institutions.

Total average assets for the first quarter of 2008 were $484,809,000 compared to $473,733,000 for the same period in 2007.  Total average outstanding loans were $340,363,000 for the first quarter of 2008, a 7.2% increase, compared to $317,522,000 for the same period in 2007.  Total average investments decreased from $113,033,000 for the first quarter of 2007 to $101,312,000 for the first quarter of 2008 as maturities and principal pay downs in the portfolio provided funding for loan growth.  Total average deposits decreased 2.3% to $404,274,000 for the first quarter of 2008 compared to $413,839,000 for the first quarter of 2007.  The decrease in average deposits is due to a $17,687,000 combined decrease in non-interest bearing deposits, NOW and savings deposits offset by an $8,122,000 increase in time certificates of deposits.  The Company’s ratio of non-interest bearing deposits to total deposits continued to be high at 31.7%.

Total assets were $495,561,000 at March 31, 2008, an increase of 2.5% compared to $483,685,000 at December 31, 2007.  Total loans were $348,644,000 at March 31, 2008, an increase of 2.2% compared to $341,128,000 at December 31, 2007.  Total investments were $101,224,000 at March 31, 2008 compared to $84,373,000 at December 31, 2007, an increase of $16,851,000 or 20.0%.  The Company utilized $19,000,000 in Federal Home Loan Bank advances and $5,000,000 in callable brokered certificates of deposit (CDs) as part of a leveraged strategy in the first quarter of 2008 to purchase investments of approximately $24,000,000 in an effort to increase net interest income.  Total deposits were $410,267,000 at March 31, 2008, an increase of 1.9% compared to $402,562,000 at December 31, 2007.  Deposits increased due to an $8,209,000 increase in money market accounts and the $5,000,000 in callable brokered CDs offset by a decrease of $4,097,000 in bank generated CDs.

Net interest income before provision for credit losses for the quarter ended March 31, 2008 was $5,849,000 compared to $5,968,000 for the same period in 2007, representing a decrease of $119,000 or 2.0%.  This decrease was due primarily to a decrease in the yield on total average earning assets. Yield on earning assets for the three month period ended March 31, 2008 was 7.06% compared to 7.41% for the same period in 2007.  The decrease in yield was offset by growth in total average earning assets and a decrease in the rate paid on deposits.  Total average earning assets increased $11,215,000 or 2.6% to $443,596,000 for the quarter ended March 31, 2008 from $432,381,000 for the quarter ended March 31, 2007.  The overall cost of our deposits decreased to 1.66% for the quarter ended March 31, 2008 compared to 1.76% for the quarter ended March 31, 2007.

Non-interest income for the first quarter of 2008 increased $79,000, or 6.8% compared to the same period in 2007, due to a $111,000 increase in income from service charges and a $42,000 increase in other income, offset by a $44,000 decrease in realized gains from sales of available-for-sale investment securities and a $32,000 decrease in loan placement fees.  Non-interest expenses for the quarter ended March 31, 2008 increased $267,000, or 5.7% compared to the same period in 2007, due to a $161,000 increase in salary expenses from an increase in the number of employees and ordinary increases in salaries and benefits, and $121,000 increase in other expense.  Increases in professional and consulting expenses, education and training and regulatory assessments were the main contributors to the increase in other expenses.

“The Company continues to demonstrate the safety and soundness of Central Valley Community Bank with continuing low levels of non-performing loans, no other real estate owned, low charge offs, strong liquidity, and continued profitability,” stated Daniel J. Doyle, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.

“Profit declines for the quarter are mainly attributed to the compression of the net interest margin from significant declines in Fed funds interest rates of 300 basis points, mirrored by a 300 basis points decline in the Prime rate since September 2007.  Additionally, while the cost of deposits has also declined, because of the timing of maturities on deposits it normally takes longer for the cost of funds to decrease, as compared to the more immediate decrease in loan yields.  Some competitors are paying what we see as unrealistic and above-market interest rates for deposits in an apparent need to bolster their liquidity,” concluded Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp.

Central Valley Community Bank currently operates twelve offices in Clovis, Fresno, Kerman, Madera, Oakhurst, Prather, Sacramento, and a loan production office in Modesto.  Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments.  Insurance services are offered through Central Valley Community Insurance Services LLC and investment services are provided by Investment Centers of America.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)	March 31, 2008	December 31, 2007
ASSETS
Cash and due from banks	$18,291	$17,108
Federal funds sold	828	14,536
Total cash and cash equivalents	19,119	31,644
Available-for-sale investment securities, at fair value (Amortized cost of $101,092 at March 31, 2008 and $84,139at December 31, 2007	101,224	84,373
Loans, less allowance for credit losses of $3,976 at March 31, 2008 and $3,887 at December 31, 2007	344,668	337,241
Bank premises and equipment, net	5,742	5,767
Bank owned life insurance	6,785	6,723
Federal Home Loan Bank stock	2,050	2,022
Goodwill	8,934	8,934
Accrued interest receivable, intangibles and other assets	7,039	6,981
Total assets	$495,561	$483,685
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$127,608	$128,120
Interest bearing	282,659	274,442
Total deposits	410,267	402,562

Short-term borrowings	5,000	20,000
Long-term debt	19,000	—
Accrued interest payable and other liabilities	6,652	6,929
Total liabilities	440,919	429,491
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, no par value; 80,000,000 authorized; outstanding 5,982,316 at March 31,2008, 5,975,316 at December 31,2007	13,689	13,571
Retained earnings	40,874	40,483
Accumulated other comprehensive income, net of tax	79	140
Total shareholders’ equity	54,642	54,194

Total liabilities and shareholders’ equity	$495,561	$483,685

CONDENSED CONSOLDIATED

STATEMENTS OF INCOME

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
For the three months ended	2008	2007	2007	2007	2007
(In thousands except per share amounts)

Net interest income	$5,849	$6,224	$6,186	$6,130	$5,968

Provision for credit losses	135	120	120	120	120
Net interest income after provision for credit losses	5,714	6,104	6,066	6,010	5,848

Total non-interest income	1,238	1,168	1,075	1,116	1,159

Total non-interest expense	4,972	4,774	4,864	4,756	4,705
Provision for income taxes	675	865	701	751	850

Net income	$1,305	$1,633	$1,576	$1,619	$1,452

Basic earnings per share	$0.22	$0.27	$0.26	$0.27	$0.24
Diluted earnings per share	$0.21	$0.26	$0.25	$0.25	$0.23

SELECTED RATIOS

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
For the three months ended	2008	2007	2007	2007	2007
(Dollars in thousands)

Allowance for credit losses to total loans	1.14%	1.14%	1.13%	1.10%	1.12%
Nonperforming loans to total loans	0.03%	0.05%	—	0.03%	—

Total nonperforming assets	$109	$179	$11	$86	$—

Net interest margin (calculated on a fully tax equivalent basis) (1)	5.40%	5.81%	5.80%	5.69%	5.66%

Annualized return on average assets (2)	1.08%	1.36%	1.33%	1.35%	1.23%
Annualized return on average equity (2)	9.55%	12.10%	12.21%	12.67%	11.55%

(1)  Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.

(2)  Computed by annualizing quarterly net income.